Exhibit 99.1

August 5, 2025

Board of Directors

Asset Entities Inc. (NASDAQ:ASST)

100 Crescent Court 7th Floor

Dallas, TX | 75201 | United States

Re:	Consent of Newbridge Securities Corporation

Reference is made to our opinion letter, dated June 27, 2025 (the “Newbridge Opinion”), with respect to the fairness from a financial point of view to the common stockholders of Asset Entities Inc. (NASDAQ:ASST) (“ASST”) of the ASST Consideration Stock (as defined in the Newbridge Opinion) and the Exchange Ratio (as defined in the Newbridge Opinion) pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of June 27, 2025, by and among ASST, Alpha Merger Sub, Inc. (“AMS”), and Strive Enterprises, Inc. (“Strive”).

Newbridge Securities Corporation (“Newbridge”) hereby consents to (i) the inclusion of the Newbridge Opinion as an annex to the proxy statement/prospectus that is being filed with the Securities and Exchange Commission (the “SEC”) in connection with the proposed business combination transaction involving ASST and Strive, which proxy statement/prospectus forms a part of ASST’s Registration Statement on Form S-4 that is being filed with the SEC (the “Registration Statement”), (ii) the references to Newbridge in the Registration Statement and (iii) the inclusion therein of related information such as (a) the summaries of and excerpts from the Newbridge Opinion, (b) the description of certain financial analyses underlying the Newbridge Opinion and (c) certain terms of our engagement by ASST.

By giving such consent, Newbridge does not thereby admit that we are experts with respect to any part of such proxy statement/prospectus within the meaning of the term “expert” as used therein, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

Newbridge Securities Corporation

/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking